Exhibit (e)(12)

                                PURE WORLD, INC.
                                  STOCK OPTION

      Option granted as of _________________,20____ (the "Date of Grant") by Pure World, Inc. (the "Company") to _______________________ (the "Grantee").

      1. The Option. The Company grants to the Grantee, effective on the Date of Grant, a stock option (the "Option") to purchase, on the terms and conditions herein set forth, _____________shares (the "Shares") of the Company's fully paid, nonassessable shares of common stock (the "Common Stock"), at a purchase price for the Shares set forth in Section 2 below.

      2. The Purchase Price. The purchase price of the Shares shall be $_______ per Share.

      3. Exercise of Option.

            (a) The Option is exercisable over a period of ten years from the Date of Grant (the "Option Period"). The Option may be exercised ______________________________________as to the total number of Shares subject to this Option as determined under Section 1, or any lesser amount thereof.

            (b) In the event the holder of the Option elects to exercise all or any portion of the Option, such holder shall deliver to the Company written notice (the "Notice") of such election, which Notice shall specify the number of Shares being acquired pursuant to the Option (the "Option Shares"), along with payment of the Option Price for the Option Shares. The Option Price shall be paid in full in United States dollars at the time of purchase. If the Option is exercised, the Company shall deliver a soon as practicable, but no later than three
                  (3) days, to the holder a certificate or certificates representing the number of Option Shares.

      4. Transferability. This Option shall not be assignable or transferable except by will and/or by the laws of descent and distribution and, during the life of the Grantee, may be exercised only by the Grantee.

      5. Termination of Service.

            (a) In the event the Grantee leaves the employ or service of the Company or its subsidiaries, whether voluntarily or otherwise but other than by reason of his death or "disability" (as such term is defined in

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            section  22(e)(3) of the Internal  Revenue Code of 1986, as amended)
            this Option shall terminate forthwith.

            (b) In the event the Grantee's employment or service with the Company or its subsidiaries terminates by reason of his death or disability, this option shall terminate upon the expiration of the period of one year after the date of the Grantee's death or disability.

      6. Sale of Option Shares. The holder of this Option shall not be entitled to sell, transfer, or distribute the Shares except pursuant to (i) an effective registration statement under the Securities Act of 1933, as amended, or (ii) if there be no registration statement in effect, pursuant to a specific exemption from registration under the Securities Act of 1933, as amended. Prior to offering of selling the Option Shares upon claim of exemption, the holder shall obtain a written opinion from counsel reasonably satisfactory to the Company to the effect that such exemption is available or shall deliver a "no-action" letter from the Securities and Exchange Commission with respect to the proposed sale, transfer or distribution of the Option Shares.

      7. Successors and Assigns. This agreement shall be binding upon and shall inure to the benefit of the parties' respective successors and assigns.

      8. Expiration of Options. This Option is not exercisable after the expiration of ten years from the Date of Grant.

      9. Rights. The Grantee shall not, by reason of the granting to him/her of this Option, have or thereby acquire any rights of a stockholder of the Company with respect to any Shares unless and until he/she has tendered full payment of the Option Price for such Shares.

      10. Adjustment of Number of Shares. In the event that a dividend shall be declared upon the Shares payable in shares of Common Stock, the number of Shares then subject to the Option shall be adjusted by adding to each of such Shares the number of shares of Common Stock which would be distributable thereon if such Share had been outstanding on the date fixed for determining the stockholders entitled to receive such stock dividend. In the event that the outstanding Shares shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another company, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation, then there shall be substituted for each Share subject to the Option the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged; provided, however, that in the event that such change or exchange results from a merger or consolidation, and in the judgment of the Board of Directors such substitution cannot be effected or would be inappropriate, or if the Company shall sell all of substantially all of its assets, the Company shall use reasonable efforts to effect some other adjustment of the Option which the Board of


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Directors, in its sole discretion, shall deem equitable. In the event that there shall be any change, other than as specified above in this Section 10 in the number or kind of outstanding Shares or of any stock or other securities into which such Shares shall have been changed or for which they have shall have been exchanged, then, if the Board of Directors shall determine that such change equitably requires an adjustment in the number or kind of Shares then subject to the Option, such adjustment shall be made by the Board of Directors and shall be effective and binding for all purposes of this Option. In the case of any such substitution or adjustment as provided for in this Section, the Option Price will be the option price for all shares of stock or other securities which shall have been substituted for each Share or to which such Share shall have been adjusted pursuant to this Section 10. No adjustment of substitution provided for in this Section 10 shall require the Company to sell a fractional Share, and the total substitution or adjustment shall be limited accordingly.

      Each notice relating to this Option shall be in writing and delivered in person or by certified mail to the proper address. All notices to the Company shall be addressed to it at its offices at 376 Main Street, Bedminster, New Jersey 07921, attention of the Treasurer. All notices to the Grantee or other person or persons then entitled to exercise this Option shall be addressed to the Grantee or such other person or persons entitled to receive such notice. Anyone to whom a notice may be given under this Agreement may designate a new address by notice to that effect.

      IN WITNESS WHEREOF,  the Company has caused this Option to be exercised by
its officers, thereunto duly authorized, as of the  day of           .

                                        PURE WORLD, INC.


                                        By: _________________________________
                                        Name
                                        Title

ATTEST:


______________________________


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